Exhibit 2.2

AMENDMENT TO

EQUITY PURCHASE AGREEMENT

THIS AMENDMENT TO EQUITY PURCHASE AGREEMENT (this “Amendment”) is made as of January 30, 2026, by and between Palomar Insurance Holdings, Inc., a Delaware corporation (“Buyer”), and BCP Surety Group Sole Member, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, each of Buyer, the Gray Casualty & Surety Company, a Louisiana insurance company, and Seller is a party to that certain Equity Purchase Agreement, dated as of October 27, 2025 (the “Purchase Agreement”). Capitalized terms used herein, unless otherwise specified herein, shall have the meanings set forth in the Purchase Agreement.

WHEREAS, pursuant to Section 8.1 (Amendment and Waiver) of the Purchase Agreement, Buyer and Seller desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree to amend the Purchase Agreement as follows:

1.
Amendments.
a.
Section 2.3 (Estimated Closing Statement) is hereby deleted and replaced with the following:

“Section 2.3 Estimated Closing Statement. At least five (5) Business Days prior to the effective Closing Date (as determined in accordance with Section 2.5), the Company shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of: (i) Book Value, measured as of immediately prior to the effective time of the Closing, as determined in accordance with Section 2.5 (the “Estimated Book Value”), (ii) the aggregate amount of Indebtedness as of immediately prior to the Closing (the “Estimated Indebtedness”), (iii) the aggregate of amount of Transaction Expenses (the “Estimated Transaction Expenses”), and (iv) the resulting calculation of the Initial Purchase Price. The Company and Seller shall consider in good faith any comments provided by Buyer to the Estimated Closing Statement, and the Company and Seller shall (and shall cause their respective Affiliates and representatives to) reasonably cooperate with Buyer, its Affiliates and their respective representatives in connection with their review of the Estimated Closing Statement; provided that, for the avoidance of doubt, no failure by Buyer to object to, or comment on, any item set forth in the Estimated Closing Statement shall prejudice Buyer with respect to any post-Closing adjustments pursuant to Section 2.4 or the resolution thereof.”

b.
In Section 2.5 (Closing Transactions):
i.
the phrase “(or in the case whereby the last day of the month occurs on a Saturday or Sunday, the following Monday, or in the case of the last day of the month falling on a federal holiday, the following day) in which the Closing Conditions Satisfaction occurs” is hereby deleted and replaced with “(or in the case whereby the last day of the month occurs on a Saturday or Sunday, the Friday immediately prior to such Saturday or Sunday, or in the case of the last day of the month falling on a federal holiday, the Business Day immediately prior to such federal holiday)”.
ii.
clause (ii) is hereby deleted and replaced with “(ii) as of 11:59 p.m. Eastern Time on the date on which Closing would have occurred pursuant to this Section 2.5, were such date not a Saturday, Sunday or federal holiday, as applicable, if the Closing Date is on the Friday prior to such Saturday or Sunday, or Business Date immediately prior to such federal holiday, as applicable,”.
c.
In Section 1.1 (Certain Definitions):
i.
the definition “Book Value” the phrase “as of the date of determination” is hereby deleted and replaced with “as of the effective time in accordance with Section 2.5,”.
d.
Section 2.6(b)(v)(I) is hereby deleted it its entirety and replaced with “[Reserved.]”
2.
No Other Changes. Except as amended herein, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect, and the Parties shall remain fully obligated to perform each and all of their obligations thereunder.
3.
Entire Agreement. This Amendment and the Purchase Agreement are the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings regarding the subject matter herein. In the event of a conflict between the Purchase Agreement and this Amendment, then, the terms and provisions of this Amendment shall control with respect to the subject matter hereof.
4.
Other. Section 8.1 (Amendment and Waiver), Section 8.2 (Notices), Section 8.3 (Assignment), Section 8.4 (Severability), Section 8.5 (Interpretation), Section 8.7 (Counterparts; Electronic Delivery), Section 8.8 (Governing Law; Waiver of Jury Trial; Jurisdiction), Section 8.9 Specific Performance and Section 8.10 of the Purchase Agreement shall apply mutatis mutandis to this Amendment and are hereby incorporated by reference herein.

IN WITNESS WHEREOF, Buyer and Seller have executed this Amendment as of the date first written above.

BUYER:

PALOMAR INSURANCE HOLDINGS, INC.

By: /s/ David McDonald Armstrong

Name: David McDonald Armstrong

Title: Chief Executive Officer

[Signatures Continued on Following Page]

[Signature Page to Amendment to Equity Purchase Agreement]

SELLER:

BCP SURETY GROUP SOLE MEMBER, LLC

By: /s/ Jeffrey Koonce

Name: Jeffrey Koonce

Title: Authorized Signatory

[End of Signature Pages]

[Signature Page to Amendment to Equity Purchase Agreement]